UNITED STATES
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SCHEDULE 14A
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ANDRX CORPORATION

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Filed by Andrx Corporation
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Andrx Corporation
Andrx Corporation has filed a Form 8-K with the Securities and Exchange Commission (the “SEC”) regarding the proposed merger of Watson Pharmaceuticals, Inc. and Andrx Corporation, which includes a copy of the definitive merger agreement. All parties desiring details regarding the conditions of this transaction are urged to review the contents of the definitive agreement, which is available at the SEC’s website at http://www.sec.gov.
This filing may be deemed to be solicitation material in respect of the proposed merger of Watson and Andrx. In connection with the proposed merger, Andrx filed a definitive proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF ANDRX ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS, AND THOSE OTHER DOCUMENTS WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement was mailed to stockholders of Andrx on or about May 23, 2006. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Andrx with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the definitive proxy statement and Andrx’s other filings with the SEC may also be obtained from Andrx. Free copies of Andrx’s filings may be obtained by directing a request to Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314, Attention: Investor Relations.
Participants in Solicitation:
Andrx, Watson and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from their respective stockholders in favor of the merger. Information regarding Watson’s directors and executive officers is available in Watson’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 4, 2006. Information regarding Andrx’s directors and executive officers is available in Andrx’s annual report on Form 10-K/A for the year ended December 31, 2005, which was filed with the SEC on May 1, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.
In connection with the merger, Watson and Andrx intend to file relevant materials with the SEC. In connection with the merger on May 18, 2006, Andrx filed a definitive proxy statement with the SEC. Investors and security holders of Watson and Andrx are urged to read Andrx’s definitive proxy statement. The definitive proxy statement contains important information about Watson, Andrx and the merger. The definitive proxy statement and any other documents filed by Watson and Andrx with the SEC may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Watson by directing a written request to Watson Pharmaceuticals, Inc., 311 Bonnie Circle, Corona, California, 92880, ATTN: Investor Relations or Andrx, 8151 Peters Road, Plantation, Florida, 33324, ATTN: Investor Relations. Investors and security holders are urged to read the definitive proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger. Andrx and its directors and executive officers and other members of its management and employees may be deemed to be soliciting proxies from its stockholders in favor of the merger. Information regarding Andrx’s directors and executive officers is available in Andrx’s annual report on Form 10-K/A for the year ended December 31, 2005, which was filed with the SEC on May 1, 2006. Additional information regarding the interests of such potential participants is included in the definitive proxy statement referred to above and will be included in the other relevant documents filed with the SEC when they become available.

The following is a transcript of the conference call conducted on May 5, 2006 by Andrx Corporation (“Andrx”) to discuss Andrx’s financial results for the quarter ended March 31, 2006.
ANDRX CORPORATION
Moderator: Allison Tomek
May 5, 2006
8:00 a.m. ET
Operator: Good morning and welcome, ladies and gentlemen, to the Andrx Corporation 2006 first quarter conference call. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.
I will now turn the conference over to Allison Tomek, Andrx Corporation’s Manager of Investor Relations. Please go ahead.
Allison Tomek: Members of Andrx’s executive management on the call today are Thomas Rice, Chief Executive Officer of Andrx Corporation; Angelo Malahias, President of Andrx Corporation as well as its Chief Financial Officer, Rob Goldfarb, Senior Vice President, General Counsel and Secretary of Andrx Corporation and Larry Rosenthal, President of Andrx Pharmaceuticals, the company’s generic business.
Yesterday the company issued a press release and filed its Form 10-Q with the SEC. The release is available on our Web site at www.andrx.com under the latest news icon and the Form 10-Q can also be found on the Web site under the investor relations/SEC forms icon.
On today’s call Tom Rice, Andrx’s CEO, will provide an overview of the 2006 first quarter, which we will refer to as the 2006 quarter, and its comparison to the 2005 first quarter, which we will refer to as the 2005 quarter. Angelo Malahias will then review certain aspects of Andrx’s financial results in more detail. Tom will then provide additional perspective. A question and answer session with members of our executive management team will conclude the call as appropriate.
Before I turn the call over to Tom I would like to remind you that much of the information members of Andrx management will discuss this morning, including the answers they give in response to your questions, may be statements of the company’s beliefs and current expectations, including, among other things, future operating results, the timing and commercial success of product approvals and product launches, and the outcome of litigation. These comments may be characterized as forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those in the forward-looking statements as a result of various factors including the resolution of the OAI status, the merger with Watson, our dependence on a relatively small number of products, the actual timing and outcome of litigation and future product launches, competition, current and future regulatory action, manufacturing capacities, safety issues, output and quality processes, competition as well as the other factors described in the company’s filings with the SEC.
In connection with the merger, Watson and Andrx intend to file relevant materials with the SEC. In connection with the merger on April 28, 2006, Andrx filed a preliminary proxy statement with the SEC. Investors and security holders of Watson and Andrx are urged to read Andrx’s preliminary proxy statement and the definitive proxy statement when it becomes available. The preliminary proxy statement contains, and the definitive proxy statement will contain, important information about Watson, Andrx and the merger, the preliminary proxy statement, the definitive proxy statement, when it becomes available, and other relevant materials, when they become available. Any other documents filed by Watson and Andrx with the SEC may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Watson by directing a written request to Watson Pharmaceuticals, Inc., 311 Bonnie Circle, Corona, California, 92880, ATTN: Investor Relations or Andrx, 8151 Peters Road, Plantation, Florida, 33324, ATTN: Investor Relations. Investors and security holders are urged to read the preliminary proxy statement, definitive proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger. Andrx and its directors and executive officers and other members of its management and employees may be deemed to be soliciting proxies from its stockholders in favor of the merger. Information regarding Andrx’s directors and executive officers is available in Andrx’s annual report on Form 10-K/A for the year ended December 31, 2005, which was filed with the SEC on May 1, 2006. Additional information regarding the interests of such potential participants is included in the preliminary proxy statement referred to above and will be included in the definitive proxy statement and the other relevant documents filed with the SEC when they become available.
I will now turn the call over to Tom Rice, Andrx Corporation’s Chief Executive Officer.
Thomas Rice: Well, thank you, Allison. Good morning, everyone.
For the first quarter of 2006 we generated total revenues — excuse me — of $241 million which on a sequential basis were generally flat compared to the $245 million in the 2005 fourth quarter. The decrease was due primarily to industry consistent price erosion in the generic market. First-quarter 2006 total revenues decreased by 13 percent compared to revenues of $278 million in the first quarter of 2005. The first-quarter of 2005 revenues include $14 million in sales of the Altoprev and Fortamet products we disposed of in the 2005 first quarter as well as $13 million from the distribution of certain products to certain customers which we discontinued in our distribution business in the third quarter of 2005. Diluted loss per share was 15 cents for the 2006 quarter.

Over the past two years we have continued to invest in and improve our quality in manufacturing processes and general operations to support long-term growth in revenues and earnings. Our process development, scale-up in manufacturing capabilities have improved significantly to support new, important products from our refocused R&D efforts. Our results from operations during the last 18 months have been negatively affected by the investments we continue to make in our systems, equipment and personnel. However, this foundation will facilitate our planned launch of new products as well as improve the reliability of our current products. We have also invested in a variety of initiatives within our distribution business to pursue additional market share and improve our electronic ordering systems. These investments have strengthened Andrx for the future.
Related to these long-term initiatives and included in our 2006 first-quarter results of operations is a $4 million charge to amend our oral contraceptive marketing agreement with Teva. This amendment allows us to utilize contract manufacturers for our OC product line and will result in significant savings in capital expenditures in the long term. However, for the 2006 first quarter it resulted in a $16 million impairment charge to our future OC manufacturing facilities in Weston, Florida. In addition, this quarter’s results included $7 million in consulting fees related to improving our pharmaceutical operations.
In March, Takeda filed the NDA for a combination product consisting of our extended-release metformin and Takeda’s ACTOS®. We were very satisfied to see years of development work come to fruition through the filing of this jointly developed product. The filing of the NDA triggered payment to us of the third $10 million development milestone from Takeda, which we received on April 28, 2006. Total deferred revenues for this product now stand at $30 million.
As you know, in March we announced the signing of a definitive merger agreement providing for the acquisition of Andrx by Watson Pharmaceuticals. On April 28, 2006, we filed our preliminary proxy statement seeking approval of the merger from our stockholders. On March 31, 2006, we filed our HSR identification with the Department of Justice and the Federal Trade Commission, and on May 1, 2006, Andrx and Watson received a second request from the FTC concerning the proposed merger. The companies will respond promptly to the FTC’s request. As a direct result of merger activities, this quarter’s results of operations also include $3 million in merger expenses.
Angelo will now provide some additional comments on the quarter.
Angelo Malahias: Thank you, Tom.
Distributed product revenues increased modestly by two percent to $159 million for the 2006 quarter compared to $156 million for the 2005 fourth quarter. Distributed product revenues of $159 million for the 2006 quarter decreased by 11 percent compared to the $180 million for the 2005 quarter, mainly due to generic price declines which continue to be at relatively high levels as well as the discontinuation in the 2005 third quarter of sales to most Internet pharmacies and certain pain clinics and sales of certain brand products, which generated a total of $13 million in sales in the 2005 quarter, partially offset by our participation in the distribution of new generic product introductions.
Although distributed product revenues were down $21 million in the 2006 quarter compared to the 2005 quarter, gross profit dollars were generally flat due to an increase in gross margin percentage. In the 2006 quarter our distribution operations generated $32 million of gross profit with a gross margin of 20 percent compared to $33 million of gross profit with a gross margin of 18 percent for the 2005 quarter. The improvement in gross margin is primarily due to the impact of higher margins related to new multi-source product introductions and the increased level of competition, which resulted in lower sales but higher gross margin percentage and potentially higher gross profit dollars.
After the disposition of our brand business at the end of 2005 quarter through a sales and licensing transaction with First Horizon, Andrx product revenues exclude revenues from Altoprev® and Fortamet®. Our participation in the performance of these products is now included in licensing, royalties and other revenues. On a sequential quarterly basis, generic product revenues decreased by seven percent to $69 million compared to $74 million in the 2005 fourth quarter, primarily due to decreased sales of our generic versions of K-Dur® and OTC Claritin® products, and decreased sales of Glucotrol XL®, supplied by Pfizer, partially offset by increased revenues from our Entex® product line. Andrx generic product revenues decreased by 13 percent compared to $79 million in the 2005 quarter.
The generic business gross loss for the 2006 quarter was $3 million compared to the 2005 quarter gross profit of $30 million. First-quarter 2006 cost of goods sold includes, among other things, charges of $16 million for the impairment related to our Weston, Florida, planned oral contraceptive facilities and manufacturing equipment, consulting fees totaling $7 million and charges related to failed production of generic inventories totaling $7 million included in the company-wide $8 million in charges for production of commercial inventories.
In connection with our ongoing strategic real estate and facilities plan review, and as a result of the March 2006 amendment to the oral contraceptive agreement with Teva whereby we received the right to, among other things, subcontract our manufacturing obligations, we determined that we would discontinue the manufacturing of oral contraceptive products at our current Davie, Florida, facility, would not use the future planned oral contraceptive facility in Weston, Florida, thereby avoiding significant capital expenditures and would utilize contract manufacturers. Consequently we reviewed our oral contraceptive facilities and manufacturing equipment for impairment and recorded a $16 million charge to our generic product segment cost of goods sold.
Our generic product revenues declined in 2005 and the 2006 quarter due to both price erosion and lost market share. Absent introduction of significant new Andrx generic products, we are likely to continue to experience declines in our generic product revenues. Future growth of our generic business will be primarily derived from the launch of internally developed new products.
Currently our overall level of profitability remains dependent to a great extent on a limited number of key products. As these products, particularly our generic versions of Cardizem® CD and to a lesser extent Tiazac® and Glucotrol XL, supplied by Pfizer, experienced increased competition, the resulting price and/or market share reductions could significantly adversely affect our products’ contribution to our results of operations. Generic competition for our versions of Cardizem CD and Tiazac could occur from new competitors, particularly since an additional version of Cardizem CD was approved by the FDA in May 2004 and a generic version of Tiazac was approved by the FDA in February 2006, neither of which products has been yet launched. Additionally, we believe that at least one additional ANDA for each of Cardizem CD and Tiazac is pending FDA approval.
Licensing, royalties and other revenues were $14 million in the 2006 quarter compared to $6 million in the 2005 quarter. The 2006 quarter includes $10 million from our agreement with First Horizon related to Altoprev and Fortamet, partially offset by decreased revenue from KUDCo’s sale of generic Prilosec® and no revenues from Ranbaxy’s sales of generic Monopril-HCT®. Our profit participation under our agreement with KUDCo ceased in February of 2006. On a sequential quarterly basis, licensing, royalties and other revenues decreased by $2 million from $16 million for the 2005 fourth quarter mainly due to a decrease in R&D services revenues and lower revenues from Mallinckrodt and KUDCo, partially offset by increased revenues from First Horizon.
SG&A was $43 million, or 18 percent of total revenues, for the 2006 quarter compared to $63 million, or 23 percent of total revenues, for the 2005 quarter. Excluding the SG&A from our former brand segment, SG&A was $37 million for the 2005 quarter. On a quarterly sequential basis, SG&A increased by $11 million from $32 million for the 2005 fourth quarter, primarily due to the $4 million payment to Teva associated with the amendment of the oral contraceptive agreement and merger-related expenses of $3 million.
R&D expenses were $14 million in the 2005 quarter, which included $2 million associated with our arrangement with InvaGen, compared to $12 million for the 2005 quarter.
For the 2006 quarter we generated an income benefit of $6.4 million at the expected annual effective federal statutory rate of 35 percent.
As of March 31, 2006, we had $374 million in cash, cash equivalents, and total investments available for sale, a decrease of $31 million compared to December 31, 2005. We also had $543 million in working capital, which calculation excludes $85 million in investments available for sale, which for financial reporting purposes are classified as long-term. We had deferred revenues of approximately $107 million, primarily up-front fees from First Horizon and development milestones from Takeda.
I will now the call over to Tom Rice, Andrx’s Chief Executive Officer.
Thomas Rice: Thank you, Angelo.
During the last two years our focus within our generic pharmaceutical operations has been to improve the company’s operating effectiveness with two principal objectives, to near-term improve the ability to consistently and reliably manufacture our products through more sophisticated quality manufacturing processes, and to strengthen our capability to launch new, valuable and challenging products through enhancement of our R&D, process development, and manufacturing personnel, equipment and process understanding. We have made significant investments each quarter to achieve these goals at the expense of short-term earnings. However, our focus was on building a team, facility and systems that would permit Andrx to realize the benefits of our research and development efforts and to reduce the risk profile of our current significant products. I believe we are now better positioned to support the launch of new products as well as to maintain their performance following introduction to the market. I would like to thank our employees for their commitment to these objectives. Significant company-wide improvements have been accomplished due to their efforts.
Our distribution business is positioned to benefit from the potential launch of generic versions of very significant brand products in 2006 and 2007. Over the next 18 months brand products with annual sales of a combined $63 billion may face generic competition. Anda will directly participate in this industry growth. The growth in Anda’s sales will of course be impacted by industry price declines anticipated for generic products in an increasingly competitive marketplace.
Our generic business has been subject to general market pressures, but due to our marketed products that have faced less competition due to their difficult-to-develop and manufacture profile, we have fared better than the overall industry with respect to pricing pressures. However, our inability to launch new products due to our regulatory status and other impediments such as citizens petitions and legal constraints has caused our sales to decline over the last 18 months.
Potential significant new generic products include generic versions of Concerta®, Biaxin® XL, and Toprol-XL®. Concerta continues to be the subject of a citizen petition, potential patent litigation, and is currently unapproved. The product presently has brand sales of $800 million. We continue to believe that our generic version of Concerta could generate significant earnings regardless of who the FDA deems will have the 180 days of exclusivity.
Our generic version of Biaxin XL, with current brand sales in excess of $300 million, has been approved by FDA but is presently subject to a preliminary injunction, which we have appealed. That hearing is expected to occur in the second half of 2006.

In January 2006 we were granted summary judgment with respect to our generic version of Toprol-XL. The approval and launch of our ANDA for the 50 milligram strength of the product, for which we believe we have exclusivity, is subject to among other things the FDA’s removal of our OAI status, satisfying all other FDA approval requirements, successful validation and legal proceedings. We believe we were the first to file on the 50 milligram strength of the product, which has brand sales of approximately $500 million. The brand company has appealed the summary judgment.
Although we no longer sell or market brand pharmaceutical products, our Andrx Therapeutics Contract Services segment, through our relationship with Takeda for a combination product consisting of our extended-release metformin and their ACTOS, will utilize our technologies to improve this brand pharmaceutical product and its extend its life cycle. Takeda’s ACTOS has current sales of approximately $2 billion and we believe that this combination product, when launched, will be a significant contributor to earnings and cash flow. Furthermore, in February 2006 Takeda won its patent infringement lawsuit against generic competitors related to a patent that protects the ACTOS active ingredient until 2011.
In May of 2005 we entered into an agreement with Amphastar Pharmaceuticals for exclusive marketing rights for their generic Lovenox® product. Our marketing rights generally extend to the U.S. retail pharmacy market and we will receive up to 50 percent of the net profits, as defined, generated from such sales. Based on IMS data, we estimate that this segment is in excess of $600 million in brand sales annually. However, this product is currently pending the resolution of a citizen petition filed by the innovator, litigation and FDA approval.
On March 6, 2006, the FDA commenced a cGMP inspection of our Davie, Florida, manufacturing facility and on April 18, 2006, the FDA issued a Form 483 List of Inspectional Observations consisting of nine observations. We are in the process of finalizing our response to the April 2006 Form 483 and our response will primarily address ongoing and planned improvements to enhance two quality systems. We believe we have already implemented responsive actions to certain observations in the April 2006 Form 483. We are in the process of addressing other observations and will address the remainder of the observations within a reasonable period of time.
As we work towards closing the transaction with Watson, expected to occur in the third quarter of 2006, we remain focused on our daily operations and business and a satisfactory resolution of the April 2006 Form 483 and removal of our current OAI status.
In conclusion, we believe the company is better positioned to successfully launch and maintain new products once our regulatory status permits us to do so. Our focus on difficult-to-develop and manufactured products required an investment in our infrastructure that has been made by a team that is ready to take on new product opportunities such as Concerta, Toprol-XL, Biaxin XL and others in our R&D pipeline.

While our earnings have been impacted by this investment it has created a foundation for future growth.
Thank you and that concludes our presentation.
Operator: Thank you very much. The question and answer session will be conducted electronically. If you would like to ask a question today you can do so by pressing star one on your telephone keypad. Once again that is star one to ask a question. If you are using a speakerphone, please ensure that your mute function is off so may receive your signal. We’ll pause for one moment as we assemble our roster.
Our first question today will come from Ken Cacciatore with Cowen.
Ken Cacciatore: Hi. Thanks, guys. Just a question on the 483. When you file your response, is a re-inspection going to be necessary or could they go ahead and just resolve the issue when you file your response? And the other question would be product-related. On Toprol-XL you talked about the OAI being lifted and that would be the basis potentially of approval, but also talked about other FDA requirements. Can you talk about any discussions you’ve had with the FDA kind of outside of the OAI issue? Is this product ready to be approved if that’s cleared up or is there any other information you need to provide them? Thanks.
Thomas Rice: Yes, thanks, Ken. The recent 483 inspection observations we’re going to respond to very shortly. We’re nearly completed with the — with the response. It could take — it could take probably one or two courses of action. If they deem our response satisfactory, which we’re hoping they will, then the response would be accepted and then some decision would be made by local as well as Washington as to our — as to our current OAI status. We’ve done a lot of work during the past 18 months and at this point we’ll respond very shortly and see how it goes. With respect to Toprol-XL, we really don’t comment on pending applications, but Toprol-XL is dependent right now on the — on the removal of the OAI status.
Operator: Our next question will come from David Buck with Buckingham Research.
David Buck: Yes, thanks for taking the question. Just on the movement of — or change in the contract with Teva to allow a contract manufacturer, can you give a sense of timing of when you might see the first approvals as a result of that manufacturing change?
Angelo Malahias: Hi, David. It’s Angelo.
David Buck: Hi, Angelo.
Angelo Malahias: The agreement allows for the, you know, outsourcing the manufacturing of the oral contraceptive products, and that will — that could include the current products that we’re currently manufacturing at our facilities and future products once they are — once they are approved and we can launch them. It does not affect the ability of these products to be approved around the OAI because they were filed from — for our facility. So the fact that we can contract them out once they’re approved does not change the — their status under the OAI.
Operator: Our next question will come from David Maris with Bank of America.
David Maris: Hi, a couple questions. First on — you mentioned on the generic sales decrease the products that contributed to that. But what caused those products to be down year over year? Was it any one particular reason or were there just additional competitors or was it pricing? And then I have a follow-up.
Larry Rosenthal: Good morning, David. It’s Larry. The principal reason why they’re down is because we had competitive pressures, you know, people looking for additional market share, and the way they approach that is usually to make a lower price offer to one of our customers and as a result we have to lower our price to maintain the business.
Operator: Next we’ll take a question from Lei Huang with Lehman Brothers.
Lei Huang: Thanks. Going back to the amended OC agreement with Teva, during the one-year transfer where you’re moving your manufacturing to a contract manufacturer are you — will you still be producing the product for Teva for the existing OC?
Angelo Malahias: Yes, that’s correct. As we’ve disclosed, we have our current facility, which is in Davie, Florida, which has a certain capacity, and the increased capacity was to come from our planned facility in Weston, Florida. So we will continue to manufacture the current products, once the OAI is lifted, the future approvals from the Davie facility until such time as we can successfully site transfer them to the contract manufacturer as appropriate.
Operator: Next we’ll take a follow-up question from David Maris with Bank of America.
David Maris: Just a — I was cut off before. Larry, as a follow-up, are you noticing anything different in the pricing environment and maybe in particular with authorized generic pricing, initial pricing? And also for Tom. Following the 483 — the most recent 483, has there — have there been any substantial discussions with Watson and, you know, the comfort level with their expectations on those 483s?
Larry Rosenthal: As far as the pricing goes, David, you know, as you know and have written about, you know, pricing pressure has been very intense over the last couple of years due to the increased number of competitors. And that continues. As far as authorized generics, obviously that exacerbates the situation. And my personal belief on authorized generics is that the authorized generic has little to lose in a lot of these cases. They’re working on a small percentage and they’re interested in obtaining market share so they can go out and get the next authorized generic deal. And I think that adds to the problem.
Thomas Rice: David, with respect to the 483 and Watson, you know, as you read the merger agreement we have an obligation to discuss our current status with the FDA. And as we’ve worked through our inspectional process of course we involve them in the analysis of the — of our observations, which we’re glad to do if they seek our insight and help in responding. We’re working as a team to finalize our response, and at this point, you know, it’s going very well.
Operator: Next we’ll take a follow-up question from David Buck, with Buckingham Research.
David Buck: Yes, for Tom, can you just talk in a broad sense of what the FTC issues were in the second request, what type of dialogue you’ve had with them?
Larry Rosenthal: It’s a — it’s Larry, David. The request basically focused around, you know, the major products that we compete with Watson on, as you’d expect. And, you know, it’s like a very detailed list of background information so the FTC could evaluate that.
Operator: Our next question will come from Victor Lau, with Wachovia Securities.
Victor Lau: Great. Thanks for taking the question. Does the 50 million R&D guidance still hold? And also can you talk a little bit about the timing of competitors for Cartia and Taztia? Thanks.
Angelo Malahias: Hey, Victor. $50-million guidance I think was repeated in the — in the Q. And as a reminder, that’s a focused R&D effort internally on controlled-release products and specialty products including oral contraceptives. But it will also include external R&D like it did this quarter for the amounts we paid to InvaGen and potential future deals to access their development — their development products. And as far as the expected or timing of competition on Cardizem, we consistently continue to disclose the public what we know of the public status of other filers and the status of those approvals. But we cannot comment on their — on when they’re going to launch these products that have historically experienced a limited number of competitors. And they’re difficult products, technically challenging, legal hurdles. But we can’t comment on their doings.
Operator: This concludes today’s call. If you have missed any part of this conference you can listen to the replay by dialing 888-203-1112. I’ll repeat that number. That’s 888-203-1112 or 719-457-0820. And repeat that number, 719-457-0820. Enter the pass code 2365472. Once again that pass code is 2365472. The replay will be available at 10:00 a.m. Eastern today and will end May 12th at midnight. Thank you very much for joining us. This concludes our call.
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